Exhibit 10.6

THIS TRI-PARTITE AGREEMENT is made as of December 17, 2004

BETWEEEN:

ROXIO, INC.

(hereinafter called “Roxio”)

OF THE FIRST PART

AND

SONIC SOLUTIONS

(hereinafter called “Sonic”)

OF THE SECOND PART

AND

ENTRUST, INC.

(hereinafter called “Entrust”)

OF THE THIRD PART

WHEREAS:

A.	Sobrato Interests II, a California limited partnership (the “Landlord”), as landlord, and Entrust, as tenant, entered into a certain lease dated November 14, 2000 for the building commonly known as 455 El Camino Real, Santa Clara, California, which lease was amended by a first amendment to lease made July 26, 2001, and was further amended by an amendment of lease made August 12, 2002 (the lease as so amended being herein called the “Lease”);

B.	Entrust, as sublessor, and Roxio, as sublessee, entered into a certain sublease agreement made as of October 31, 2001 which sublease was amended by an amending agreement made as of September 30, 2002 (the sublease as so amended being herein called the “Sublease”);

C.	By a landlord’s consent to sublease (the “Consent”) entered into between the Landlord, Entrust and Roxio, the Landlord consented to the Sublease;

D.	Roxio, as subsublessor, and Cenzic, Inc. (“Cenzic”), as a sub-subtenant, entered into a certain sub-sublease agreement, dated February 6, 2004 (the “Sub-Sublease”) for a portion of Roxio’s premises as more particularly described in the Sub-Sublease; and

E.	From and after December 17, 2004 (the “Assignment Date”), Roxio proposes to assign to Sonic all of its right, title and interest in the Sublease and the unexpired residue of the term of years granted by the Sublease (the “Term”) together with all of its right, title and interest in the Sub-Sublease (such transactions being herein called the “Assignment”).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein contained and subject to the terms and conditions hereinafter set forth, the parties agree as follows:

1.	No Release. Roxio agrees that the assignment of the Sublease to Sonic shall not release Roxio of its obligations under either or both the Sublease or Sub-Sublease or alter its primary liability to pay the Rent (as defined in the Sublease) and to perform all other covenants, agreements, liabilities, duties and obligations to be performed by Roxio under the Sublease. Further, the acceptance of Rent by Entrust from Sonic or any other person shall not be deemed to be a waiver by Entrust of any provision of this agreement or the Sublease. In the event of default by Sonic or any successor of Sonic, in the performance of any of the terms of the Sublease, Entrust may proceed directly against Roxio without the necessity of exhausting remedies against Sonic or its successor.

2.	Sonic’s Assumption of the Subtenant’s Obligations. Sonic covenants with Entrust that it will throughout the Term and any renewal or extension thereof, pay the Rent (as defined in the Sublease) at the time and in the manner provided in the Sublease and observe and perform and be bound by the covenants, provisos and conditions on the part of the sublessee contained in the Sublease. In the event of default, Sonic or any successor of Sonic in the performance of any of the terms of the Sublease, Entrust may proceed directly against Sonic without the necessity of exhausting remedies against Roxio.

3.	Specific Provisions of the Assignment. The entering into of this agreement by Entrust does not constitute approval of any of the provisions of the Assignment or agreement thereto or therewith, nor shall the same be construed to amend the Sublease in any respect, any purported modifications being solely for the purpose of setting forth the rights and obligations as between Roxio and Sonic, but not binding Entrust. Furthermore, in the case of any conflict between the provisions of this agreement and the provisions of the Sublease, the provisions of this agreement shall prevail unaffected by the Assignment.

4.	Limited Consent. The entering into of this agreement by Entrust does not and shall not be construed or applied to be a consent to any other matter for which Entrust’s consent is required under the Sublease, including without limitation, any alterations under the Sublease.

5.	Sonic’s Continuing Liability. Sonic shall be liable to Entrust for any default under the Sublease, whether such default is caused by Sonic or Cenzic or anyone claiming by or through either Sonic or Cenzic, but the foregoing shall not be deemed to restrict or diminish any right which Entrust may have against Cenzic in law or in equity for violation of the Sublease or otherwise, including, without limitation, the right to enjoin or otherwise restrain any violation of the Sublease by Cenzic.

6.	Default by Sonic under the Sublease. From and after the Assignment Date, if Sonic defaults under the Sublease, Entrust may elect to receive directly from Cenzic all sums due or payable to Sonic by Cenzic pursuant to the Sub-Sublease. Upon written notice from Entrust to Cenzic, Sonic hereby irrevocably directs Cenzic to thereafter pay to Entrust any and all sums due or payable under the Sub-Sublease. In such event, Sonic shall receive from Entrust a corresponding credit for such sums against any payments then due or thereafter becoming due from Sonic.

7.	Notices by Sonic to Cenzic. Sonic agrees to promptly deliver a copy to Entrust of all notices of default and all other notices sent by Sonic to Cenzic under the Sub-Sublease. All copies of any such notices shall be delivered personally or sent by United States registered or certified mail, postage prepaid, return receipt requested, to Entrust.

8.	2003 and 2004 Adjustments. Sonic and Roxio hereby direct Entrust to pay to or collect from Roxio, as the case may be, any adjustments of additional rent relating to the 2003 calendar year. Roxio and Sonic further direct Entrust to pay to or collect from Sonic, as the case may be, any adjustments of additional rent relating to the 2004 calendar year.

9.	Sold Furniture. Roxio agrees to pay Entrust the sum of Forty-Six Thousand Dollars ($46,000) plus the applicable taxes (the “Sale Price”) for the sale of the furniture listed in Exhibit “A” to this agreement (the “Sold Furniture”) by Entrust to Roxio; such Sale Price to be paid by Roxio within forty-five days of receipt of an invoice therefor from Entrust. Upon receipt of the Sale Price, in full, from Roxio, Sonic and Entrust agree to amend Exhibit D to the Sublease to exclude the Sold Furniture.

10.	Roxio’s Letter of Credit. Entrust agrees to surrender to Roxio the letter of credit provided to Entrust by Roxio pursuant to section 13.5 of the Sublease upon receipt of a replacement irrevocable, unconditional, standby letter of credit in the amount of $700,000 from a financial institution reasonably approved by Entrust to secure Sonic’s obligation to Entrust from and after the Assignment Date and otherwise in the form and on the terms described in section 13.5 of the Sublease. Sonic has requested that the replacement letter of credit be permitted to specify a termination date of January 30, 2007 (being 60 days following the expiry of the Term of the Sublease). Entrust has agreed to this request provided section 13.5 of the Sublease is amended to provide that if Sonic attorns to the Landlord pursuant to section 6 of the Consent, Sonic shall immediately so advise Entrust of such attornment, and within thirty (30) days of such attornment, but in any event not later than December 31, 2006, Sonic shall deliver to Entrust either: (i) an amendment to the existing letter of credit changing the termination date to the sixtieth day following the expiration of the Term as changed by section 6 of the Consent; or (ii) deliver to Entrust a replacement irrevocable, unconditional, standby letter of credit in the amount of $700,000 from a financial institution reasonably approved by Entrust to secure Sonic’s obligation to Entrust for the period from January 1, 2007 to and including the sixtieth day following the expiration of the Term as changed by section 6 of the Consent, and otherwise in the form and on the terms described in section 13.5 of the Sublease. Entrust and Sonic each agree to act reasonably and good faith in this regard.

11.	Entrust’s Letter of Credit. Entrust and Roxio agree to arrange to have the letter of credit provided to Roxio by Entrust pursuant to section 13.2 of the Sublease (the “Entrust Letter of Credit”) either transferred to Sonic, as beneficiary, or alternatively, surrendered for cancellation and a replacement irrevocable, unconditional standby letter of credit in the amount of $6,200,000 issued by an Issuer (as defined in the Sublease) in the form and on the terms described in section 13.2 of the Sublease. Entrust and Roxio each agree to act reasonably and in good faith in this regard.

12.	Reimbursement of Costs and Fees. Roxio agrees to reimburse Entrust its legal fees incurred with respect to the Assignmnet to a maximum amount of Five Thousand, Five Hundred Dollars ($5,500) plus the applicable taxes, any fees charged to Entrust by the Landlord with respect to the Assignment, together with any fee charged by the Royal Bank of Canada to cancel and re-issue the Entrust Letter of Credit (as defined is section 11 of this agreement); each such reimbursement payment to be paid within forty-five (45) days of receipt of an invoice therefor from Entrust.

13.	Notices. Any notice or other document required or permitted to be given under this agreement shall be in writing and shall be given by personal delivery or sent by pre-paid registered mail addressed:

(a) in the case of Entrust to:

Associate General Counsel
Entrust Group of Companies
1000 Innovation Drive
Ottawa, ON, K2K 3E7

(b) and in the case of Roxio to:

Legal Department
Napster
9044 Melrose Ave,
Los Angeles, CA 90069

(c) and in the case of Sonic to:

Legal Department
Sonic Solutions
101 Rowland Way
Novato, CA 94945

or to such other address as any party may from time to time by notice given in accordance with this section direct, and any such notice or other document sent by registered mail shall be conclusively considered to be given two (2) business days following the date of mailing.

14.	Obligations as Covenants. Each obligation expressed in this agreement, even though not expressed as a covenant, is considered to be a covenant for all purposes.

15.	Successors and Assigns. This agreement binds and benefits the parties and their respective successors and assigns.

16.	Partial Invalidity. If any provision of this agreement or the application of it to any person or circumstances is held to any extent invalid or unenforceable, the remainder of this agreement or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable is not affected.

17.	Headings. The section headings are not to be considered when interpreting this agreement.

18.	Time of Essence. Time is of the essence of this agreement.

19.	Further Assurances. The parties shall do and execute all such further acts, deeds, instruments, or things as may be necessary or desirable for the purpose of carrying out the intent of this agreement.

20.	Counterparts and Facsimile. This agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original and all executed counterparts taken together shall constitute one agreement. Each of the parties hereto may execute this agreement by signing any such counterpart. Each party hereto agrees that a copy of any signature page of this agreement with a facsimile form of the signature of the person or persons signing this agreement on behalf of such party shall constitute all required evidence of the execution and delivery of this agreement by such party, it being agreed by the parties that execution of this agreement by facsimile transmission is binding. Each party that executes this agreement by facsimile transmission, shall as soon as reasonably practicable thereafter forward to each of the other parties originally executed copies of the same.

…IN WITNESS WHEREOF

IN WITNESS WHEREOF the parties hereto have duly executed this agreement.

SIGNED, SEALED AND DELIVERED In the presence of	) )	ROXIO, INC.
)
	)	Per:	/s/ Bill Growney
)
	)	Name:	Bill Growney
	)	Title:	General Counsel
)
)
	)	SONIC SOLUTIONS
)
)
	)	Per:	/s/ A. Clay Leighton
)
	)	Name:	A. Clay Leighton
	)	Title:	Senior Vice President
)
)
	)	ENTRUST, INC.
)
)
	)	Per:	/s/ David Wagner
)
	)	Name:	David Wagner
	)	Title:	SVP and CFO
)
)

Exhibit “A”

Furniture to be excluded from Exhibit “D” to the Sublease